UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Euronet Worldwide, Inc.

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EURONET WORLDWIDE, INC.
4601 COLLEGE BOULEVARD
SUITE 300
LEAWOOD, KANSAS 66211
913-327-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On MAY 20, 2008

Euronet Worldwide, Inc., a Delaware corporation (“Euronet,” “we” or “us”), will hold the Annual Meeting of our Stockholders on Tuesday, May 20, 2008 at 2:00 p.m. (Central time) at the Wyndham Garden Hotel, 7000 W. 108th Street, Overland Park, Kansas 66211, USA, to consider and vote upon the following matters:

1.	Election of two Directors, each to serve a three-year term expiring upon the 2011 Annual Meeting of Stockholders or until a successor is duly elected and qualified.

2.	Ratification of the appointment of KPMG LLP as Euronet’s independent registered public accounting firm for the year ending December 31, 2008.

3.	Consideration of such other business as may properly come before the meeting or any adjournment of the meeting.

Our Board of Directors has fixed the close of business on March 31, 2008, as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment of the meeting.

All Stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to promptly vote and submit your proxy by telephone or internet or by marking, signing, dating and returning the enclosed proxy in the postage prepaid envelope provided for that purpose. Any Stockholder attending the meeting may vote in person even if he or she returned a proxy.

By Order of the Board,

Jeffrey B. Newman
Executive Vice President,
General Counsel and Secretary

April 14, 2008

EURONET WORLDWIDE, INC.
4601 COLLEGE BOULEVARD
SUITE 300
LEAWOOD, KANSAS 66211
913-327-4200

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2008

DATE, TIME AND PLACE OF MEETING

Euronet Worldwide, Inc. (“Euronet,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors (the “Board”), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 20, 2008, at 2:00 p.m. (Central time), at the Wyndham Garden Hotel, 7000 W. 108th Street, Overland Park, Kansas 66211, USA, and at any adjournment of the meeting (the “Annual Meeting”).

Record Date; Quorum; Shares Outstanding

Stockholders at the close of business on March 31, 2008 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. The Stockholders will be entitled to one vote for each share of common stock, par value $0.02 per share (the “Common Stock”), held of record at the close of business on the Record Date. To take action at the Annual Meeting, a quorum composed of holders of one-third of the shares of Common Stock outstanding must be represented by proxy or in person at the Annual Meeting. On February 29, 2008, there were 48,943,047 shares of Common Stock outstanding. No shares of preferred stock are outstanding.

Date of Mailing

We are first sending this proxy statement, the accompanying proxy and our annual report to Stockholders for the year ended December 31, 2007 (the “Annual Report”) to Stockholders on or about April 14, 2008.

REVOCABILITY OF PROXIES

Shares of Common Stock represented by valid proxies that we receive at any time up to and including the day of the Annual Meeting will be voted as specified in such proxies. Any Stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Annual Meeting and voting in person or by filing with Euronet’s secretary an instrument of revocation or a duly executed proxy bearing a later date.

VOTING AND SOLICITATION

Each share of Common Stock issued and outstanding as of the Record Date will have one vote on each of the matters presented herein. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting. We will treat shares that are voted “For,” “Against” or “Withheld From” a matter as being present at the meeting for purposes of establishing a quorum and also as shares entitled to vote at the Annual Meeting (the “Votes Cast”). We will treat abstentions and broker non-votes also as shares that are present and entitled to be voted for purposes of determining the presence of a quorum.

In an uncontested election, a director nominee must be elected by a majority of the Votes Cast, in person or by proxy, regarding the election of that director nominee. A “majority” means that the number of Votes Cast “For” a director nominee’s election exceeds the number of abstentions and Votes Cast as “Against” or “Withheld From” for that particular director nominee. If an incumbent director is not re-elected in an uncontested election and no successor is elected at the same meeting, the director must submit an offer to resign.

In a contested election, which occurs when the number of director nominees exceeds the number of open seats on the Board of Directors, director nominees will be elected by a plurality of the shares represented at the meeting. A “plurality” means that the open seats on the Board of Directors will be filled by those director nominees who received the most affirmative votes, regardless of whether those director nominees received a majority of the Votes Cast with respect to their election.

At our 2008 annual meeting, the election of directors is considered to be uncontested because we have not been notified of any other nominees as required by our bylaws. To be elected, each director nominee must receive a majority of Votes Cast regarding that nominee.

Abstentions will count in determining the total number of Votes Cast with respect to a proposal that requires a majority of Votes Cast and, therefore, will have the same effect as a vote against such a proposal. On certain routine matters, such as the election of directors or the ratification of the appointment of KPMG as our independent registered public accounting firm, if you do not provide instructions on how you wish to vote, your broker will be allowed to vote for you, but is prohibited from voting on other proposals. Those proposals for which your broker is not allowed to vote on your behalf will result in broker “non-votes.” Broker non-votes will not count in determining the number of Votes Cast with respect to a proposal that requires a majority of Votes Cast and, therefore will not affect the outcome of voting on such proposal.

PERSONS MAKING THE SOLICITATION

Euronet is making all the solicitations in this proxy statement. We will bear the entire cost of this solicitation of proxies. Our Directors, officers, and employees, without additional remuneration, may solicit proxies by mail, telephone and personal interviews. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2008

This proxy statement and our annual report to Stockholders for the year ended December 31, 2007 are available to you on the Internet at www.edocumentview.com/EEFT

WE WILL FURNISH ADDITIONAL COPIES OF THE ANNUAL REPORT, NOT INCLUDING EXHIBITS, WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO OUR GENERAL COUNSEL AND SECRETARY, JEFFREY B. NEWMAN, AT OUR ADDRESS SET FORTH HEREIN. WE WILL FURNISH EXHIBITS TO THE ANNUAL REPORT TO STOCKHOLDERS UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of the close of business on February 29, 2008, we had 48,943,047 shares of Common Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of February 29, 2008, by (i) each Euronet Director, nominee for Director and Named Executive Officer, (ii) all Euronet Directors, nominees for Director and Executive Officers as a group, and (iii) each Stockholder known by Euronet beneficially to own more than 5% of our Common Stock.

	Beneficial Ownership
	Number of	Percent of
Stockholder	Shares(1)	Outstanding

Directors and Named Executive Officers
Michael J. Brown(2)	2,787,108	5.7%
4601 College Boulevard, Suite 300
Leawood, KS 66211
Rick L. Weller(3)	202,861	*
Miro I. Bergman(4)	91,171	*
M. Jeannine Strandjord(5)	53,314	*
Thomas A. McDonnell(6)	49,998	*
Dr. Andrzej Olechowski(7)	35,499	*
Andrew B. Schmitt(8)	31,180	*
Paul S. Althasen	10,000	*
Kevin Caponecchi	7,157	*
Eriberto R. Socimara	6,064	*
Juan C. Bianchi	—	—
All Directors, Nominees for Director and Executive Officers as a Group (12 persons)(9)	3,317,171	6.7%
Five Percent Holders:
William Blair & Company L.L.C.(10)	6,682,919	13.7%
222 West Adams
Chicago, IL 60606
Neuberger Berman, Inc.(11)	5,408,847	11.1%
605 Third Ave.
New York, New York 10158
Capital World Investors(12)	3,403,390	7.0%
Horvat u. 14-24
1027 Budapest, Hungary
Waddell & Reed Financial, Inc.(13)	3,211,675	6.6%
6300 Lamar Avenue
Overland Park, KS 66202
Invesco Ltd.(14)	2,545,903	5.2%
1360 Peachtree Street NE
Atlanta, GA 30309

*	The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

(1)	Calculation of percentage of beneficial ownership includes the assumed exercise of options to purchase Common Stock by only the respective named stockholder that are vested, as well as restricted stock units or options to purchase Common Stock that will vest within 60 days of February 29, 2008. Mr. Brown and the members of the Board of Directors have beneficial ownership of certain shares of restricted stock, the number of which are disclosed in the footnotes that follow, because they can vote the shares. These shares are also included in our total outstanding shares of Common Stock. Restricted stock units that do not result in beneficial ownership or voting rights are excluded from the calculations above.

(2)	Includes (i) 195,250 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2008, (ii) 100,000 shares of restricted Common Stock that are subject to vesting; (iii) 34,000 shares of Common Stock held by Mr. Brown’s wife, and (iv) 166,000 shares of Common Stock held by Mr. Brown’s wife as guardian for their children.

(3)	Includes 198,350 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2008.

(4)	Includes 60,950 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2008.

(5)	Includes (i) 40,000 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2008, (ii) 2,000 shares held in Ms. Strandjord’s individual retirement account, (iii) 1,000 shares held indirectly, by Ms. Strandjord’s daughter, and (iv) 2,334 shares of restricted Common Stock that are subject to vesting.

(6)	Includes (i) 43,000 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2008, and (ii) 2,334 shares of restricted Common Stock that are subject to vesting. Thomas A. McDonnell is also the President of DST Systems, Inc., which beneficially owns 1,884,597 shares of Common Stock, but Mr. McDonnell disclaims ownership of these shares.

(7)	Includes (i) 22,000 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2008, and (ii) 2,334 shares of restricted Common Stock that are subject to vesting.

(8)	Includes (i) 20,000 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2008 and (ii) 2,334 shares of restricted Common Stock that are subject to vesting.

(9)	Includes (i) 621,210 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2008, and (ii) 111,670 shares of restricted Common Stock that are subject to vesting.

(10)	This information was supplied on Schedule 13G/A filed with the Securities and Exchange Commission on January 9, 2008. William Blair & Company, LLC has sole voting and dispositive power over the shares.

(11)	This information was supplied on Schedule 13G filed with the Securities and Exchange Commission on January 10, 2008. Neuberger Berman, Inc. and Neuberger Berman, LLC have sole voting power over 1,884,124 of the shares, shared voting power over 3,072,590 of the shares and have shared dispositive power over all of the shares. Neuberger Berman Equity Funds and Neuberger Berman Management, Inc. have shared dispositive power over 3,072,590 of the shares.

(12)	This information was supplied on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2008. Capital World Investors has sole voting and dispositive power over the shares.

(13)	This information was supplied on Schedule 13G/A filed with the Securities and Exchange Commission on February 1, 2008. These shares are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company, an investment subsidiary of Waddell & Reed Financial, Inc. or Waddell & Reed Investment Management Company, an investment advisory subsidiary of Waddell & Reed, Inc. Waddell & Reed, Inc. is a subsidiary of Waddell & Reed Financial Services, Inc. Waddell & Reed Financial Services, Inc. is a subsidiary of Waddell & Reed Financial, Inc. Ivy Investment Management Company has sole voting and dispositive power with respect to 465,200 shares. Waddell & Reed Investment Management Company has sole voting and dispositive power with respect to 2,746,475 shares. Waddell & Reed, Inc. and Waddell & Reed Financial Services, Inc. may be deemed to have sole voting and dispositive power with respect to 2,746,475 shares due to their direct and indirect ownership of Waddell & Reed Investment Management

Company. Waddell & Reed Financial, Inc. may be deemed to have sole voting and dispositive power with respect to 3,211,675 shares due to its direct ownership of Ivy Management Company and its indirect ownership of Waddell & Reed Investment Management Company.

(14)	This information was supplied on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008 on behalf of Invesco Ltd. and the following subsidiaries: AIM Advisors, Inc., AIM Capital Management, Inc., AIM Funds Management, Inc., Invesco National Trust Company, PowerShares Capital Management LLC and Stein Roe Investment Counsel, Inc. Invesco Ltd. and its subsidiaries each have sole voting power over 2,491,002 of the shares and sole dispositive power over all of the 2,545,903 shares. The reported amounts of stock beneficially owned do not include any shares of common stock that may be beneficially owned by executive officers or directors of Invesco Ltd. or its subsidiaries, as to which they disclaim beneficial ownership.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Directors are as follows:

Name	Age	Position	Term Expires

Directors
Michael J. Brown	51	Chairman, Chief Executive Officer and Class I Director	2010
Andrew B. Schmitt(1)(2)(3)	59	Class I Director	2010
M. Jeannine Strandjord(1)(2)(3)	62	Class I Director	2010
Dr. Andrzej Olechowski(2)(3)*	61	Class II Director	2008
Eriberto R. Scocimara(1)(2)(3)*	72	Class II Director	2008
Paul S. Althasen	43	Executive Vice President and Class III Director	2009
Thomas A. McDonnell(1)(2)(3)	62	Class III Director	2009

*	Nominated for election at this Annual Meeting.

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating & Corporate Governance Committee.

Classified Board

We currently have seven Directors divided among three classes as follows:

Class I — Michael J. Brown, Andrew B. Schmitt and M. Jeannine Strandjord;

Class II — Dr. Andrzej Olechowski and Eriberto R. Scocimara; and

Class III — Paul S. Althasen and Thomas A. McDonnell.

Messrs. Althasen and Brown are management Directors. The Board has determined that the five remaining Directors are independent Directors as defined in the listing standards for the Nasdaq Global Select Market. Daniel R. Henry served on the Board from inception of Euronet until February 2008 and was not independent under the listing standards for the Nasdaq Global Select Market.

Two Class II Directors are to be elected at the Annual Meeting for three-year terms ending at the Annual Meeting of Stockholders in 2011. The Board has nominated Dr. Andzrej Olechowski and Eriberto Scocimara for election as Class II Directors. Unless otherwise instructed, each signed and returned proxy will be voted for Dr. Olechowski and Mr. Scocimara. Dr. Olechowski and Mr. Scocimara have consented to serve as Directors of Euronet. If Dr. Olechowski or Mr. Scocimara is unable or subsequently declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any alternative nominee who shall be designated by the present Board to fill the vacancy. We are not aware of any reason why Dr. Olechowski or Mr. Scocimara will be unable or will decline to serve as a Director.

Nominees for Election at the Annual Meeting

The following information relates to the nominees indicated above and to our other Directors whose terms of office will extend beyond 2008. All Directors have served on our Board for at least five years, except as otherwise indicated.

DR. ANDRZEJ OLECHOWSKI has served as a Director of Euronet since May 2002. He previously served as a Director of Euronet from its incorporation in December 1996 until May 2000. Since 1995, Dr. Olechowski has served as a consultant for Central Europe Trust, Poland, a consulting firm. He has held several senior positions with the Polish government: from 1993 to 1995, he was Minister of Foreign Affairs and in 1992 he was Minister of Finance. From 1992 to 1993, and again in 1995, he served as economic advisor to President Walesa. From 1991 to 1992, he was Secretary of State in the Ministry of Foreign Economic Relations and from 1989 to 1991 he was Deputy Governor of the National Bank of Poland. From May 1998 to June 2000, Dr. Olechowski served as the Chairman of Bank Handlowy w Warszavie SA (Poland). Currently, Dr. Olechowski sits on the Supervisory Boards of Bank Handlowy w Warszawie SA (Poland) and Vivendi (France) as well as the International Advisory Board of Textron (USA), European Advisory Board of Citigroup (UK), International Advisory Board of ACE Industries (USA), Advisory Panel of Macquire European Infrastructure Fund II and the boards of various charitable and educational foundations. He received a Ph.D. in Economics in 1979 from the Central School of Planning and Statistics in Warsaw.

ERIBERTO R. SCOCIMARA has been a Director of Euronet since its incorporation in December 1996 and previously served on the boards of Euronet’s predecessor companies. Since April 1994, Mr. Scocimara has served as President and Chief Executive Officer of the Hungarian-American Enterprise Fund (“HAEF”), a private company that is funded by the U.S. government and invests in Hungary. Since 1984, Mr. Scocimara has also been the President of Scocimara & Company, Inc., an investment management company. Mr. Scocimara is currently a director of HAEF, Carlisle Companies, Quaker Fabrics, American Reprographics Company (ARP) and several privately owned companies. He is chairman of the audit committee of Quaker Fabrics and a member of the audit committee of ARP. He was a member of the board of Roper Industries until June 2006 and was the chairman of the audit committee of Roper Industries until February 2006. He has a Licence de Science Economique from the University of St. Gallen, Switzerland, and an M.B.A. from Harvard University.

Other Directors

MICHAEL J. BROWN is one of the founders of Euronet and has served as our Chairman of the Board and Chief Executive Officer since 1996 and was our President from December 11, 2006 to June 11, 2007. He also founded our predecessor in 1994 with Daniel R. Henry, our former President and Chief Operating Officer. Mr. Brown has been a Director of Euronet since our incorporation in December 1996 and previously served on the boards of Euronet’s predecessor companies. In 1979, Mr. Brown founded Innovative Software, Inc., a computer software company that was merged in 1988 with Informix. Mr. Brown served as President and Chief Operating Officer of Informix from February 1988 to January 1989. He served as President of the Workstation Products Division of Informix from January 1989 until April 1990. In 1993, Mr. Brown was a founding investor of Visual Tools, Inc. Visual Tools, Inc. was acquired by Sybase Software in 1996. Mr. Brown is currently a director of Blue Valley Ban Corp. Mr. Brown received a B.S. in electrical engineering from the University of Missouri — Columbia in 1979 and a M.S. in molecular and cellular biology at the University of Missouri — Kansas City in 1997.

ANDREW B. SCHMITT has served on our Board since September 24, 2003. Mr. Schmitt has served as President and Chief Executive Officer of Layne Christensen Company since October 1993. For approximately two years prior to joining Layne Christensen Company, Mr. Schmitt was a partner in two privately owned hydrostatic pump and motor manufacturing companies and an oil and gas service company. He served as President of the Tri-State Oil Tools Division of Baker Hughes Incorporated from February 1988 to October 1991. Mr. Schmitt serves on the board of directors of Layne Christensen Company, as well as the boards of its subsidiaries and affiliates. Mr. Schmitt holds a bachelor of science degree from the University of Alabama School of Commerce and Business.

M. JEANNINE STRANDJORD has served on our Board since March 26, 2001. From September 2003 until November 2005 when she retired, Ms. Strandjord served as Senior Vice President and Chief Integration Officer of Sprint Corporation (“Sprint”) with responsibility for implementation of Sprint’s transformation, including overall program management of comprehensive process redesign and organizational development. From January, 2003 to September, 2003, she was Senior Vice President of Financial Services of Sprint. Other jobs at Sprint included Senior Vice President and Treasurer, Vice President and Controller, and Vice President and Chief Financial Officer of Amerisource, a subsidiary of Sprint, where she started at Sprint in 1985. Prior to joining Sprint, Ms. Strandjord was Vice President of Finance for Macy’s Midwest and had held positions with Kansas City Power & Light Co. and Ernst and Whinney. Ms. Strandjord holds a bachelor’s degree in accounting and business administration from the University of Kansas and is a certified public accountant. She is a member of the board of six registered investment companies which are a part of American Century Funds, a member of the board and the audit committee of DST Systems, Inc. and a member of the board and the audit committee of Charming Shoppes, Inc.

PAUL S. ALTHASEN has served on our Board since May 2003. Mr. Althasen currently serves as Executive Vice President. He joined Euronet in February 2003 in connection with Euronet’s acquisition of e-pay Limited, a U.K. company. Mr. Althasen is a co-founder and former CEO and Co-Managing Director of e-pay, and he was responsible for the strategic direction of e-pay since its formation in 1999. From 1989 to 1999, Mr. Althasen was a co-founder and Managing Director of MPC Mobile Phone Center, a franchised retailer of cellular phones in the U.K. Previously, Mr. Althasen worked for Chemical Bank in London where he traded financial securities. Mr. Althasen has a B.A. (Honors) degree in business studies from the City of London Business School.

THOMAS A. MCDONNELL has been a Director of Euronet since its incorporation in December 1996 and he previously served on the boards of Euronet’s predecessor companies. Since October 1984, he has served as Chief Executive Officer of DST Systems, Inc., a Stockholder of Euronet. Since January 1973 (except for a 30 month period from October 1984 to April 1987) he has also served as President of DST Systems, Inc. From 1973 to September 1995, he served as Treasurer of DST Systems, Inc. Mr. McDonnell is currently a director of DST Systems, Inc., Commerce Bancshares, Inc., Garmin Ltd., Blue Valley Ban Corp and Kansas City Southern. He is a member of the audit committees of Kansas City Southern, Commerce Bancshares, Inc. and Garmin Ltd. Mr. McDonnell has a B.S. in Accounting from Rockhurst College and an M.B.A. from the Wharton School of Finance.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF DR. ANDZREJ OLECHOWSKI AND MR. ERIBERTO SCOCIMARA AS CLASS II DIRECTORS OF EURONET.

PROPOSAL 2

RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2008

We are requesting our Stockholders to ratify the selection by our Audit Committee of KPMG LLP as Euronet’s independent registered public accounting firm for 2008. KPMG LLP will audit the consolidated financial statements of Euronet and its subsidiaries for 2008, review certain reports we will file with the U.S. Securities and Exchange Commission (“SEC”), audit the effectiveness of our internal control over financial reporting, provide our Board and Stockholders with certain reports, and provide such other services as our Audit Committee and its Chairperson may approve from time to time.

KPMG LLP served as our independent registered public accounting firm for 2007, and performed professional services for us as described below in the Audit Matters section. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions. Although our Audit Committee has selected KPMG LLP, it nonetheless may, in its discretion, terminate KPMG’s engagement and retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in the best interests of Euronet and its Stockholders.

Required Votes and Board Recommendations

Approval of the ratification of KPMG LLP as our independent registered public accounting firm for 2008 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and voting on such matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2008.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board held six meetings during 2007. The Board has established an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. Each Director attended at least 75% of the total number of meetings held by the Board and Board committees on which he or she served (during the period for which he or she was a Director).

Audit Committee

The Audit Committee of the Board, composed solely of independent Directors, met five times in 2007. The following four Directors are members of the Audit Committee: M. Jeannine Strandjord, Chair, Thomas A. McDonnell, Eriberto R. Scocimara and Andrew B. Schmitt. The Audit Committee operates under a written charter adopted by the Board, which is published on Euronet’s website at http://www.euronetworldwide.com/investors/index.asp under the Corporate Governance menu.

The Board has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules promulgated thereunder, as amended and incorporated into the listing standards of the Nasdaq Global Select Market.

The Board has determined that all of the members of the Audit Committee are “audit committee financial experts” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

The Audit Committee has oversight responsibilities with respect to our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance. The Audit Committee is responsible for retaining, evaluating, and monitoring our independent registered public accounting firm and for providing an audit committee report for inclusion in our proxy statement. The Audit Committee is also responsible for maintaining open communication among the Audit Committee, management and our outside auditors. However, the Audit Committee is not responsible for conducting audits, preparing financial statements, or assuring the accuracy of financial statements or filings, all of which is the responsibility of management and/or the outside auditors.

Compensation Committee

The Compensation Committee of the Board met four times in 2007 to determine policies regarding the compensation of our executives and to review and approve the grant of options, restricted stock and cash bonuses to our executives. The purpose of the Compensation Committee is to make determinations and recommendations to the Board with respect to the compensation of our Chief Executive Officer and senior executive officers. Thomas A. McDonnell, Chair, M. Jeannine Strandjord, Dr. Andrzej Olechowski, Andrew B. Schmitt and Eriberto R. Scocimara are the current members of the Compensation Committee. The Board has determined that all the members of the Compensation Committee are independent as defined under the general independence standards of the listing standards of the Nasdaq Global Select Market.

The Compensation Committee performs its functions and responsibilities pursuant to a written charter adopted by our Board, which is published on Euronet’s website at http://www.euronetworldwide.com/investors/index.asp, under the Corporate Governance menu.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee met once during 2007 and met in March 2008 to evaluate the performance of the Board during 2007. Andrew B. Schmitt, Chair, M. Jeannine Strandjord, Dr. Andrzej Olechowski, Eriberto R. Scocimara and Thomas A. McDonnell are the current members of the Nominating & Corporate Governance Committee. The Board has determined that all of the members of the Nominating & Corporate Governance Committee are independent as defined under the general independence standards of the listing standards of the Nasdaq Global Select Market.

The Nominating & Corporate Governance Committee performs the functions of a nominating committee. The Nominating & Corporate Governance Committee’s charter describes the Committee’s responsibilities, including developing corporate governance guidelines and seeking, screening and recommending director candidates for nomination by the Board. This charter is published on our website at http://www.euronetworldwide.com/investors/index.asp under the Corporate Governance menu. Euronet’s Corporate Governance Guidelines contain information regarding the selection, qualification and criteria for director nominees and the composition of the Board, and are published on Euronet’s website at http://www.euronetworldwide.com/investors/index.asp under the Corporate Governance menu.

The Nominating & Corporate Governance Committee evaluates each Director in the context of the Board as a whole, with the objective of recommending a director who can best perpetuate the success of the business and represent Stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. As determining the specific qualifications or criteria against which to evaluate the fitness or eligibility of potential director candidates is necessarily a dynamic and an evolving process, the Board believes that it is not always in the best interests of Euronet or its Stockholders to attempt to create an exhaustive list of such qualifications or criteria. Appropriate flexibility is needed to evaluate all relevant facts and circumstances in context of the needs of the Board and Euronet at a particular point in time. Accordingly, the Nominating & Corporate Governance Committee reserves the right to consider those factors as it deems relevant and appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other potential Director candidates. In determining whether to recommend a Director for re-election, the Nominating & Corporate Governance Committee also considers the Director’s past attendance at meetings and participation in and contributions to the activities of the Board.

As general guidelines, members of the Board and potential director candidates for nomination to the Board will be persons with appropriate educational background and training and who:

•	have personal and professional integrity,

•	act in a thorough and inquisitive manner,

•	are objective,

•	have practical wisdom and mature judgment,

•	have demonstrated the kind of ability and judgment to work effectively with other members of the Board to serve the long-term interests of the Stockholders,

•	have a general understanding of management, marketing, accounting, finance and other elements relevant to Euronet’s success in today’s business environment,

•	have financial and business acumen, relevant experience, and the ability to represent and act on behalf of all Stockholders,

•	are willing to devote sufficient time to carrying out their duties and responsibilities effectively, including advance review of meeting materials, and

•	are committed to serve on the Board and its committees for an extended period of time.

In addition, any new directors nominated by the Board (a) who serve as a member of Euronet’s Audit Committee will not be permitted to serve on the audit committee of more than two other boards of public companies, (b) who serve as chief executive officers or in equivalent positions will not be permitted to serve on more than two boards of public companies in addition to the Board, and (c) generally are not permitted to serve on more than four other boards of public companies in addition to the Board. These policies were adopted in November 2003 and the Board determined that they will not be applied to incumbent Directors, unless the Board considers that failure to comply is impairing the quality of a Director’s service on the Board.

The Board values the contributions of a Director whose years of service has given him or her insight into Euronet and its operations and believes term limits are not necessary. In general, Directors will not be nominated for election to the Board after their 73rd birthday, although the full Board may nominate director candidates over 73 under special circumstances.

Director Candidate Recommendations and Nominations by Stockholders.  The Nominating & Corporate Governance Committee’s charter provides that the Nominating & Corporate Governance Committee will consider director candidate recommendations by Stockholders. Director candidates recommended by Stockholders are evaluated in the same manner as candidates recommended by the Nominating & Corporate Governance Committee. Stockholders should submit any such recommendations to the Nominating & Corporate Governance Committee through the method described under “Other Matters — Stockholder Proposals for the 2009 Annual Meeting” below. In addition, in accordance with Euronet’s Bylaws, any Stockholder of record entitled to vote for the election of Directors at the applicable meeting of Stockholders may nominate persons for election to the Board of Directors if such Stockholder complies with the notice procedures set forth in the Bylaws and summarized in “Other Matters — Stockholder Proposals for the 2009 Annual Meeting” below.

Communications with the Board of Directors

The Board has approved a formal policy for Stockholders to send communications to the Board or its individual members. Stockholders can send communications to the Board and specified individual Directors by mailing a letter to the attention of the Board or a specific Director (c/o the General Counsel) at Euronet Worldwide, Inc., 4601 College Blvd., Suite 300, Leawood, Kansas 66211.

Upon receipt of a communication for the Board or an individual Director, the General Counsel will promptly forward any such communication to all the members of the Board or the individual Director, as appropriate. If a communication to an individual Director deals with a matter regarding Euronet, the General Counsel will forward the communication to the entire Board, as well as the individual Director. Neither the

Board nor a specific Director is required to respond to Stockholder communications and when responding shall do so only in compliance with the Corporate Governance Guidelines.

Director Attendance at Annual Meeting

Euronet has a policy encouraging its Directors to attend the Annual Meeting of Stockholders. One Director, Michael J. Brown, attended our 2007 annual meeting.

Code of Conduct

The Board has adopted a Code of Business Conduct & Ethics for Directors, Officers and Employees (the “Code of Conduct”) that applies to all of our employees and Directors, including the Chief Executive Officer, the Chief Financial Officer and the Controller (the “Senior Financial Officers”). The Code of Conduct is available on Euronet’s website at http://www.euronetworldwide.com/investors/index.asp under the Corporate Governance menu. Any amendment to or waiver of the Code of Conduct will be disclosed on a Form 8-K or on our website.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy

The Compensation Committee (the “Committee”), which currently consists of five independent Directors, administers our executive compensation programs. The Committee is responsible for establishing policies that govern both annual cash compensation and equity ownership programs.

Our executive compensation policies have the following objectives:

•	to align the interests of executive management and Stockholders by making individual compensation dependent upon achievement of financial goals and by providing long-term incentives through our equity-based award plans; and

•	to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to our long-term success.

The overall compensation program is also designed to reward a combination of strong individual performance, strong performance by Euronet in meeting its long-term strategic goals and stock price appreciation.

Our compensation package for executive officers consists of a balance of base salary, certain employee benefits, annual bonuses based on a combination of corporate and individual performance criteria and stock options or grants of restricted stock or restricted stock units (collectively referred to as “restricted stock”), which vest over a period of years and/or upon the achievement of certain performance-based criteria. The base salary and benefit components are intended to compensate executive officers for day-to-day activity in accordance with each executive officer’s employment arrangement with us. The annual bonus component is intended to reward executive officers for strong performance. The stock option and restricted stock awards are intended to help align executive officers’ interests with those of the Stockholders.

To serve the best interests of Stockholders, the Committee follows an executive compensation philosophy that emphasizes performance-based compensation. In determining compensation, the Committee considers measures of performance against pre-determined financial and strategic goals and objectives. This approach provides Euronet’s top executive officers with an incentive to achieve strategic long-term goals that benefit Stockholders. To further reinforce the performance-based culture, the Committee also has adopted an Executive Annual Incentive Plan for certain of our executive officers, including the named executive officers. This plan is designed to focus the efforts of our key leaders by creating common accountability around specific long-term objectives. The grants under this program are at risk and the potential payout will vary depending on our earnings per share (“EPS”) growth performance, subject to certain adjustments approved by the Committee (“Adjusted EPS” or “Cash EPS”).

The Committee’s executive compensation philosophy also aligns the economic interests of executive officers and Stockholders by ensuring that nonvested equity incentive awards represent a substantial portion of an executive officer’s total compensation package.

The Committee considers input from our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer regarding the responsibilities and accomplishments of individual executive officers, information as to potential achievability of incentive goals and levels of various compensation elements necessary to provide incentives for and retain executive management. Our Chief Executive Officer makes recommendations to the Committee on each of the other executive officer’s compensation. Executive officers are not involved in proposing or seeking approval for their own compensation. For the Chief Executive Officer’s review, the independent Directors meet in executive session to rate the Chief Executive Officer’s performance and determine appropriate compensation levels.

In determining executive compensation for 2007, the Committee continued to rely on an executive compensation analysis completed in prior years, together with advice received in prior years from the Committee’s compensation consultant, Longnecker and Associates. Except for Messrs. Bianchi and Caponecchi, who were hired during 2007, the Committee made no changes in 2007 with respect to structural components of the compensation of named executive officers and only made a change with respect to one executive’s level of base salary. The Committee engaged a new compensation consultant in 2007 to assess our executive compensation policies for the year 2008 and beyond.

Performance Criteria

In determining the annual compensation of each executive officer, including the Chief Executive Officer, the Committee considers Euronet’s financial performance both on an absolute basis and relative to comparable companies. In addition, it assesses individual performance against quantitative and qualitative objectives. Factors considered by the Committee in assessing individual performance include, but are not limited to:

•	Financial Results — company and business sector financial results for the most recent relevant period, on an absolute basis and relative to comparable companies with respect to certain financial parameters, including revenue growth, operating income growth, growth in EPS and return on equity (“ROE”).

•	Strategic Growth and Execution — strategic planning and implementation, business growth, acquisitions, technology and innovation.

•	Leadership and Effectiveness — management development and personal leadership.

•	Governance and Controls — corporate reputation and brand, risk management, the strength of the internal control environment and contribution to a culture of ethics and compliance.

The Committee considers all factors collectively in determining executive officers’ annual compensation. The weight given to a particular factor may vary from year to year depending on the goals and objectives of the organization, thus enabling the Committee to align annual financial objectives with strategic leadership initiatives.

Incentive Plan

In order to broaden senior management accountability for company-wide financial and strategic goals and to emphasize further long-term performance of Euronet, the Committee has adopted, and Stockholders have approved, the Executive Annual Incentive Plan for certain members of senior and executive management, including the named executive officers. Under this plan, a portion of the executive officers’ compensation is based on the achievement of goals defined by the Committee upon consultation with management.

The stated goal for the performance-based program under this plan for 2007 was to increase the annual Cash EPS as compared to 2006 for Messrs. Brown and Weller, and on growth in operating income of the Prepaid Processing Segment for 2007 as compared to 2006 for Mr. Bergman. Management believes, and the Committee concurs, that a current focus on Cash EPS improvement is an important component in delivering Stockholder value and an appropriate measure for Messrs. Brown and Weller. Because Mr. Bergman is responsible for the results of the Prepaid Processing Segment, management believes, and the Committee concurs, that a current focus on operating income in the Prepaid Processing Segment is an important component under the control of Mr. Bergman in delivering Stockholder value. The specific goals under this program are discussed in more detail in the section entitled “Annual Bonus” below.

Peer Group

The Committee believes that it is essential for our continued success that overall compensation policies allow us to be competitive in attracting and retaining executive talent. However, the Committee does not establish compensation targets solely based on peer group compensation amounts, because it believes that individual and company performance should be the primary determinants of annual compensation.

The Committee, with assistance from management and consultants, has established a Peer Group of companies against which to benchmark compensation for executive officers having similar responsibilities. The Peer Group includes 12 companies having similar financial characteristics and that operate in similar industries. These companies are Global Payments, Total Systems Services, MoneyGram, CheckFree, eFunds, First Data Corp., DST Systems, Jack Henry & Associates, Bisys Group, Alliance Data Systems, Fidelity

National Information Services and Western Union. Our analysis of Euronet in comparison to the Peer Group was completed during the first and second quarters of 2007 and statistics for the most recent relevant period of the Peer Group are summarized in the table below:

Comparable Group Stats	Euronet	Peer Group

Revenues (000’s):	$629,181
High		$7,076,400
Low		552,414
Median		1,347,614
Operating income (000’s):	$51,854
High		$1,311,400
Low		4,884
Median		253,194
Total Assets (000’s):	$1,129,640
High		$34,460,700
Low		824,538
Median		2,342,056
Market Capitalization (000’s):	$1,111,594
High		$19,214,008
Low		1,295,064
Median		4,335,683
3-Year Shareholder Return:	42%
High		85%
Low		(32)%
Median		27%
Employees:	1,098
High		29,000
Low		1,782
Median		5,600

Our Actual Performance

The Committee conducted a review of our performance compared to corporate performance of the Peer Group across several critical financial and stockholder metrics, including Adjusted EPS growth, return on equity, operating cash flow growth and total stockholder return. The Committee then assessed actual and target levels of compensation of our executive officers in light of the results of this review. The Committee determined that compensation provided to the Chief Executive Officer and other executive officers was appropriately aligned with our performance. The charts below outline key comparisons between Euronet and the Peer Group.

For growth in EPS, Euronet was in the middle third of the companies in the Peer Group for 2006. The following chart shows the statistics for growth in EPS for Euronet and the Peer Group.

EPS Growth	Euronet	Peer Group

2006 Annual Growth	12%
High		163%
Low		(105)%
Median		10%

For stockholder returns, Euronet was in the bottom third for one-year returns and the middle third for three-year and five-year returns compared to the Peer Group as of March 31, 2007. The following chart shows statistics for stockholder returns for Euronet and the Peer Group over the relevant period.

Stockholder Return	Euronet	Peer Group

1-Year	(29)%
High		60%
Low		(36)%
Median		3%
3-Year	42%
High		85%
Low		(32)%
Median		27%
5-Year	58%
High		153%
Low		(67)%
Median		30%

The chart below provides return on equity for the most recent year, along with the total compensation for Euronet’s top five executive officers and statistics for the Peer Group corresponding to the most recent relevant fiscal year. Euronet was in the bottom third in all compensation categories, as well as return on equity, compared to the Peer Group.

	Euronet	Peer Group

Salary	$1,414,794
High		$2,637,500
Low		1,546,000
Median		2,099,423
Bonus	146,250
High		6,750,000
Low		—
Median		692,083
Equity Comp	2,412,236
High		21,627,214
Low		—
Median		4,359,883
Other Comp	76,559
High		7,201,550
Low		25,000
Median		2,699,256

Total	$4,049,839

High		$37,531,274
Low		$1,625,000
Median		$11,048,698
ROE*	10%
High		48%
Low		5%
Median		16%

*	ROE represents net income divided by total equity, adjusted for accumulated deficit, if any. For Euronet, net income excludes foreign currency exchange gain of $10.2 million for 2006.

The following chart provides one-year, three-year and five-year comparisons between Euronet and the returns of the Nasdaq Composite Index, S&P 500 Index and Russell 2000 Index as of March 31, 2007:

	Euronet	Nasdaq	S&P 500	Russell 2000

1-year return	(29)%	4%	9%	5%
3-year return	42%	20%	25%	35%
5-year return	58%	30%	24%	59%

Each element of compensation is described below, including a discussion of the specific actions taken by the Committee for 2007 concerning the Chief Executive Officer and other executive officers.

The Committee also considered actual performance compared to anticipated performance, taking into consideration our strategic plans.

Base Salary

In determining salary adjustments for the Chief Executive Officer and other executive officers, the Committee considered each executive officer’s individual performance and the competitive salary levels for executives with similar responsibilities within the Peer Group. Adjustments are not made each year. The only salary increase for executive officers during 2007 was to increase the base salary of the Chief Financial Officer, Mr. Weller, by 43% to $325,000 from $226,000 per year effective July 1, 2007. Because Mr. Weller had not had a salary increase since November 2003, this increase represented a 10.5% annualized increase to Mr. Weller’s base salary. Prior to the increase, Mr. Weller’s base salary for 2006 ranked at the bottom of the Peer Group and Mr. Weller’s total compensation, including bonus and equity compensation, ranked in the bottom third of the Peer Group. The median base salary for Chief Financial Officers in the Peer Group was $341,000. The Committee weighed these factors, along with Mr. Weller’s individual performance and other elements of compensation, and determined that the salary increase was appropriate.

Mr. Bianchi joined Euronet through the acquisition of RIA Envia, Inc. (“RIA”) in April 2007 and became the Executive Vice President and Managing Director of the Money Transfer Segment. Mr. Bianchi’s base salary of $300,000 per year was negotiated in connection with recruiting Mr. Bianchi to remain with RIA after completion of the acquisition and this base salary level places him in the middle third of all executives categorized as Other in the Peer Group. The Committee considered Mr. Bianchi’s qualifications, responsibilities of the position and compensation information about the Peer Group, and determined that the level of base salary being offered by Euronet was appropriate.

During 2007, Mr. Caponecchi began employment with Euronet in the capacity of President. Mr. Caponecchi’s initial base salary of $340,000 per year, which was increased to $357,500 effective January 1, 2008, was negotiated in connection with the recruiting process and places him in the middle third of all executives categorized as either Chief Operating Officer or Other in the Peer Group. The Committee considered Mr. Caponecchi’s qualifications, the responsibilities of the position and the compensation information about the Peer Group, and determined that the level of base salary being offered by Euronet was appropriate.

After considering the full year effect of Mr. Weller’s base salary increase, Mr. Caponecchi’s annualized salary and Mr. Bianchi’s annualized salary, the base salary levels of our executive officers are in the bottom third of the Peer Group.

Annual Bonus

In setting annual bonuses, the Committee considers the overall performance of Euronet and individual performance of each executive officer. In measuring individual performance, the Committee measures the level of responsibility of an executive officer against his base salary and other elements of compensation in order to determine whether overall compensation is sufficient to retain and motivate highly qualified individuals.

The Executive Annual Incentive Plan, which was approved by Stockholders in 2006, covers officers holding the office of Vice President and above. Bonuses to executive officers are closely correlated to Euronet’s financial performance. In March 2007, the Committee established 2007 incentive targets for executive officers that were based on the growth in Cash EPS as compared to 2006 for Messrs. Brown and Weller, and on growth in operating income of the Prepaid Processing Segment for 2007 as compared to 2006 for Mr. Bergman, and he was granted a bonus of $83,333. For 2007, Messrs. Brown and Weller were entitled to receive annual bonuses based on the achievement of a predetermined threshold, target and maximum Cash EPS growth objectives. For 2007, Mr. Bergman was entitled to receive an annual bonus based on the achievement of a pre-determined threshold, target and maximum growth objectives for operating income of the Prepaid Processing Segment. The objectives for Messrs. Brown, Weller and Bergman were set at rates exceeding historical average S&P 500 returns. If the threshold growth objectives were not met, the executive officers would not receive annual bonuses under this plan. The Committee also established maximum annual bonuses that could be awarded to each executive officer under the Executive Annual Incentive Plan for 2007. The maximum for Mr. Brown was 200% of base salary, the maximum for Mr. Weller was 120% of base salary and the maximum for Mr. Bergman was 150% of base salary. The maximum for other executive officers ranged from 80% to 150%.

Growth in Cash EPS for 2007 was less than the predetermined objectives, therefore, Messrs. Brown and Weller did not receive bonuses under the Executive Annual Incentive Plan. Growth in operating income of the Prepaid Processing Segment exceeded threshold objective set for awarding of a bonus to Mr. Bergman. No discretionary bonus was awarded to Mr. Brown for the year 2007. However, the Committee awarded a discretionary cash bonus to Mr. Weller in the amount of $78,750 related to 2007. The awarding of these bonuses was in recognition of individual accomplishments and dedication to the continued investment in our businesses in growing or emerging markets.

Because Mr. Caponecchi and Mr. Bianchi joined Euronet after the approval of objectives for 2007, these executives were not included in the Executive Annual Incentive Plan for 2007 and, therefore, no bonuses were paid to them under the plan.

Stock Incentive Programs

Our stock incentive plans are designed to promote an alignment of long-term interests between our employees and our Stockholders and to assist in the retention and motivation of employees. The Committee can grant to key employees of Euronet and its subsidiaries a variety of stock incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards and other stock-based incentives. Grants are usually approved by the Committee during regularly scheduled Committee meetings, of which there are typically four per year occurring at regular intervals. The Committee intends that stock incentives serve as a significant portion of our executive officers’ total compensation package. They are granted in consideration of present and anticipated performance, as well as past performance. Stock incentives offer the executive officers significant long-term incentives to increase their efforts on behalf of Euronet and its subsidiaries, to focus managerial efforts on enhancing Stockholder value and to align the interests of the executive officers with the Stockholders. Grants of stock incentives are designed to be competitive with the companies in the Peer Group for the level of job the executive officer holds and to motivate the executive officer to contribute to an increase in our stock price over time.

The Committee’s compensation philosophy is to have stock incentives that pay more for superior performance and less if performance does not achieve that level. The Committee, in determining stock incentive grants to the individual executive officers, considered the award levels granted to executive officers in prior years and award levels granted to executives with similar job responsibilities in the Peer Group. The Committee also compared the performance of the companies in the Peer Group to the performance of Euronet.

During 2007, with the exception of Euronet’s new President, Mr. Caponecchi, and the new Executive Vice President and Managing Director of the Money Transfer Segment, Mr. Bianchi, there were no stock incentives granted to executive officers. Historically, awards to executive officers have been granted during the fourth quarter of each year; however, during the fourth quarter 2007, as a result of the ongoing acquisition discussions with MoneyGram, the Committee determined that it was appropriate to defer the awarding of stock incentives to executives. Awards to executives were approved at the March 6, 2008 Committee meeting and, accordingly, are not reflected in the tables that follow. Messrs. Brown, Weller and Bergman were granted 76,251, 21,855 and 19,670 shares of performance-based restricted stock, respectively, that will vest based on annual improvement of Cash EPS.

Awards to Mr. Caponecchi and Mr. Bianchi are described in the paragraphs and tables below and represent a combination of stock options and restricted stock for Mr. Caponecchi and restricted stock for Mr. Bianchi. Certain stock incentive grants vest based only on the satisfaction of certain service conditions and others vest based on Company or subsidiary performance. The Committee concluded that this strategy provided not only an incentive for superior performance, but also a significant retention incentive.

Mr. Caponecchi was awarded three grants of restricted stock with an aggregate value on the grant date of $555,000 to compensate him for expected future bonuses that would have been due to him if he had remained in his capacity with General Electric Company. The vesting of this restricted stock is contingent upon continuous employment and vest on various days beginning January 1, 2008 and ending on January 1, 2009. The Committee determined that these grants were necessary and appropriate in order to attract Mr. Caponecchi to become the President of Euronet. Additionally, Mr. Caponecchi’s employment agreement provides for five annual grants, each comprising: i) stock options having a value for financial statement recording purposes of $600,000; and ii) restricted stock having a value on the grant date of $400,000. Each annual grant is subject to a five-year time-based vesting schedule and each grant of restricted stock is also subject to performance-based vesting criteria. The first annual grant was awarded on July 7, 2007, and the remaining grants will be awarded during 2008, 2009, 2010 and 2011. The 2007 annual grant is conditioned on the achievement of a predetermined growth rate of Cash EPS for 2008 as compared to 2007. Performance criteria relating to the vesting of the subsequent annual grants of restricted stock will be determined by the Committee at the same time the Committee determines performance criteria for other senior executive officers, and the criteria will be the same or similar to the criteria as established for similar compensation arrangements for Euronet’s other senior executive officers.

Mr. Bianchi’s employment agreement stipulated an initial grant of restricted stock having an aggregate value on the grant date of $6.5 million, subject to time-based vesting and, in some cases, performance-based vesting criteria as follows: i) $1.5 million with a vesting schedule of 20% on June 11 of each year, beginning June 11, 2008; ii) $5.0 million eligible for vesting based on a schedule of 20% per year, combined with predetermined growth rates in EBITDA by our RIA subsidiary.

As described above, the Committee reviewed Euronet’s performance in recent years in relation to the Peer Group in order to confirm that the performance measures the Committee previously set for performance-based incentive stock awards were sufficiently rigorous and demanding. After this review, the Committee determined that Euronet’s historical performance has generally exceeded the median or mean of the performance of the Peer Group and merited the level of compensation awarded to the executive officers. The Committee also concluded that executive compensation reflects an appropriate mix of base salary, incentive bonuses, discretionary bonuses, service based equity compensation and performance-based equity compensation to provide sufficient retentive and motivational value to align the interests of executives with our Stockholders.

Benefits

Our employees are entitled to receive medical, dental, life and short-term and long-term disability insurance benefits and may participate in our 401(k) plan. For 401(k) participants, we match 50% of participant deferrals on the first six percent of a participant’s deferrals, provided the participant’s deferrals are at least four percent of salary.

With the exception of Mr. Brown, who is prohibited from participating in an Employee Stock Purchase Plan (“ESPP”) by Internal Revenue Service regulations because his ownership of Euronet exceeds five percent, all of our employees are entitled to participate in the ESPP, which was adopted in 2001. This plan, which has been established in accordance with certain federal income tax rules set forth in Section 423 of the Internal Revenue Code, permits employees to purchase stock from us at a price that is equal to 85% of the lower of the trading price on the opening or closing of certain three-month “offering periods.”

Retirement Plans

We do not sponsor a defined benefit pension plan or any other deferred compensation plan for executives or any of our other employees.

Perquisites and Other Compensation

The Committee believes the compensation plan described above is sufficient for attracting and retaining talented management and that providing significant perquisites is neither necessary nor in our Stockholders’ best interests. Accordingly, except as described in the Executive Compensation table for Mr. Bergman, executive officers did not receive significant perquisites during the fiscal year ended December 31, 2007.

Employee Stock Ownership

Euronet also encourages broad-based employee stock ownership through various Stockholder approved stock compensation plans. Approximately 150 employees have received supplemental bonuses in a combination of cash and stock, restricted stock, and currently have unvested stock options or restricted stock. This means that, like other Stockholders, employees broadly participate in both the “upside opportunity” and the “downside risk” of our performance. The allocation of stock bonus awards is progressive, so that as an employee’s total compensation increases, an increasing percentage of total compensation is paid in stock. This ensures that higher paid employees have a greater “at risk” financial interest in the sustained success of Euronet and its Stockholders.

COMPENSATION TABLES

The following table sets forth certain information regarding the compensation awarded or paid to our Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated of our executive officers (the “Named Executive Officers”) for the year ended December 31, 2007 for the periods indicated:

Summary Compensation Table

					Non-Equity		Restricted				Total
					Incentive		Stock	Option	All Other		Annual
Name and Principal Position	Year	Salary	Bonus		Compensation		Awards(3)	Awards(4)	Compensation		Compensation

Michael J. Brown	2007	$500,000	$—		$—		$839,544	$80,922	$16,464	(5)	$1,436,930
Chairman and	2006	464,041	—		—		669,677	127,148	10,600		1,271,466
Chief Executive Officer
Rick L. Weller	2007	275,550	78,750	(1)	—		132,116	116,892	6,244		609,552
Executive Vice President and	2006	226,100	78,750	(2)	—		246,226	213,414	7,500		771,990
Chief Financial Officer
Kevin J. Caponecchi	2007	170,000	—		—		340,286	60,000	2,708		572,994
President
Juan C. Bianchi	2007	219,244	—		—		650,004	—	17,494	(6)	886,742
Executive Vice President and Managing Director - Money Transfer Segment
Miro I. Bergman	2007	250,000			83,333	(1)	123,309	69,163	33,649	(7)	559,454
Executive Vice President and	2006	250,000	67,500	(2)	—		229,811	254,118	47,371		848,800
Chief Operating Officer - Prepaid Processing Division

(1)	Bonus earned for 2007, paid in 2008.

(2)	Bonus earned for 2006, paid in 2007.

(3)	Expense for restricted stock is computed in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (Revised) (“SFAS No. 123R”) and represents the grant date fair value determined by utilizing the closing stock price for Euronet Common Stock at the date of grant, with expense being recognized ratably over the requisite service period. For performance-based restricted stock awards with multiple vesting tranches, as required by SFAS No. 123R, we recognize expense on a “graded attribution method.” This method results in expense recognition on a straight-line basis over the requisite service period for each separately vesting portion of an award, as if the award was multiple awards. Assumptions used in calculating the aggregate grant date fair value in accordance with SFAS No. 123R are set out in Note 17 to our audited financial statements contained in the Form 10-K for the fiscal year ended December 31, 2007.

(4)	Expense for stock options granted in prior years is computed in accordance with the provisions of SFAS No. 123R and represents the grant date fair value determined using the Black-Scholes option pricing model, recognized ratably over the requisite service period. The grant date fair values are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized from an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised. Assumptions used in calculating the aggregate grant date fair value in accordance with SFAS No. 123R are set out in Note 17 to our audited financial statements contained in the Form 10-K for the fiscal year ended December 31, 2007.

(5)	Consists of life insurance premiums, company matching contributions under the 401(k) savings plan and Young President’s Club membership dues. Salary shown above has not been reduced by pre-tax contributions to the company-sponsored 401(k) savings plan.

(6)	Consists of life insurance premiums, company matching contributions under the 401(k) savings plan and a company-paid automobile lease. Salary shown above has not been reduced by pre-tax contributions to the company-sponsored 401(k) savings plan.

(7)	Consists of life insurance premiums, company matching contributions under the 401(k) savings plan, an $18,000 housing allowance and a $12,000 for a company-paid automobile lease. Salary shown above has not been reduced by pre-tax contributions to the company-sponsored 401(k) savings plan.

Grants of Plan-Based Awards for 2007

The following tables summarize estimated future payouts under non-equity incentive plan awards made to Named Executive Officers during the fiscal year ended December 31, 2007.

	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)

Michael J. Brown(1)	$250,000	$500,000	$1,000,000
Rick L. Weller(1)	67,830	135,660	271,320
Kevin J. Caponecchi
Juan C. Bianchi
Miro I. Bergman(2)	83,333	250,000	375,000

(1)	The minimum performance threshold set by our Board of Directors for 2007 for Messrs. Brown and Weller under the Executive Annual Incentive Plan were not met. For the targets to be met, Adjusted EPS would have had to increase by a pre-determined level compared to 2006. Therefore, there were no payments under this plan for 2007.

(2)	As discussed above, Mr. Bergman met the minimum performance threshold set by our Board of Directors for 2007 under the Executive Annual Incentive Plan and, therefore received a bonus of $83,333.

The following tables summarize estimated future payouts under equity incentive plan awards made to Named Executive Officers during the fiscal year ended December 31, 2007.

				Estimated
				Future	All Other	All Other
				Payouts	Stock	Option
				Under	Awards:	Awards:	Exercise or	Grant Date
				Equity	Number of	Number of	Base Price	Fair Value
				Incentive	Shares of	Securities	of Options	of Stock and
	Approval	Grant		Plan	Stock or	Underlying	Awards	Option
Name	Date	Date		Target (#)	Units (#)	Options (#)	($/Sh)	Awards ($)

Michael J. Brown
Rick L. Weller
Kevin J. Caponecchi	6/11/2007	7/2/2007	(1)		4,607			$134,524
	6/11/2007	7/2/2007	(2)		8,556			249,835
	6/11/2007	7/2/2007	(3)		5,101			148,949
	6/11/2007	7/2/2007	(4)	13,699				400,011
	6/11/2007	7/2/2007	(5)			35,108	$29.20	600,001
Juan C. Bianchi	6/11/2007	6/11/2007	(6)		51,689			1,500,015
	6/11/2007	6/11/2007	(7)	51,689				1,500,015
	6/11/2007	6/11/2007	(8)	120,607				3,500,015
Miro I. Bergman

(1)	Award vested on February 28, 2008. The award was approved at the June 11, 2007 Committee meeting, subject to Mr. Caponecchi beginning employment with Euronet, which occurred on July 2, 2007.

(2)	Award vests on July 1, 2008. The award was approved at the June 11, 2007 Committee meeting, subject to Mr. Caponecchi beginning employment with Euronet, which occurred on July 2, 2007.

(3)	Award vested 50% on January 1, 2008, with the remaining 50% to vest on January 1, 2009, contingent upon Mr. Caponecchi’s continued employment on the vesting date. The award was approved at the June 11, 2007 Committee meeting, subject to Mr. Caponecchi beginning employment with Euronet, which occurred on July 2, 2007.

(4)	Award vests based on the achievement of growth in Cash EPS, with the number of shares vested determined based on growth in Cash EPS for the period from 2008 through 2012, when compared to the respective prior year. Vesting is also subject to time based criteria, with 20% of the award eligible for vesting on December 31, 2008 and on December 31 of each of the next four years, contingent upon Mr. Caponecchi’s continued employment on each vesting date. The award was approved at the June 11, 2007 Committee meeting, subject to Mr. Caponecchi beginning employment with Euronet, which occurred on July 2, 2007.

(5)	Award vests 20% on December 31, 2008 and 20% on December 31 of each of the next four years, contingent upon Mr. Caponecchi’s continued employment on each vesting date. The award was approved at the June 11, 2007 Committee meeting, subject to Mr. Caponecchi beginning employment with Euronet, which occurred on July 2, 2007.

(6)	Award vests 20% on each of the first through the fifth anniversaries of June 11, 2007.

(7)	Beginning with the period from April 1, 2007 to March 31, 2008, and for each of the four successive similar 12-month periods, 20% of the total shares are eligible for vesting on June 11, 2008 and June 11 of each of the next four years, provided that EBITDA of RIA has increased by a pre-determined growth rate during the 12 month period prior to each annual vesting date, compared to the previous 12-month period. If the target is met, the entire 20% allotment will vest. If the target is not met, the entire 20% allotment is forfeited by Mr. Bianchi. Vesting is also contingent upon Mr. Bianchi’s continued employment on each vesting date.

(8)	Beginning with the year ended December 31, 2007, and for each of the four successive years, 20% of the total shares are eligible for vesting on June 11, 2008 and June 11 of each of the next four years, provided that EBITDA of RIA has increased by a pre-determined growth rate during the year prior to each annual vesting date, compared to the previous year. If the target is met, the entire 20% allotment will vest. If the target is not met, the entire 20% allotment is forfeited by Mr. Bianchi. Vesting is also contingent upon Mr. Bianchi’s continued employment on each vesting date.

Outstanding Equity Awards at Fiscal Year-End for 2007

The following table sets forth equity awards outstanding for the Named Executive Officers as of December 31, 2007.

	Option Awards				Stock Awards
							Equity
							Incentive Plan	Equity Incentive
							Awards:	Plan Awards:
						Market	Number of	Market or
	Number of	Number of			Number of	Value of	Unearned	Payout Value
	Securities	Securities			Shares or	Shares or	Shares, Units	of Unearned
	Underlying	Underlying			Units of	Units of	or Other	Shares, Units or
	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights that	Other Rights
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not	Have Not	That Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Michael J. Brown	10,000		$5.85	4/30/2011			46,136(1)	$1,384,080
	20,000		16.40	11/27/2011	7,728(2)	$231,840	92,272(2)	2,768,160
	120,000		5.00	10/14/2012
	25,000		5.90	11/22/2012
	20,250	13,500(3)	22.00	6/9/2014
Rick L. Weller	125,000		5.90	11/22/2012			27,682(1)	830,460
	20,000		5.90	11/22/2012	15,000(4)	450,000
	40,000	10,000(5)	10.47	5/8/2013
	13,350	8,900(3)	22.00	6/9/2014
Kevin J. Caponecchi		35,108(6)	29.20	7/2/2017	8,556(6)	256,680

					2,551(6)	76,530
					13,699(6)	410,970
Juan C. Bianchi					51,689(6)	1,550,670
							51,689(6)	1,550,670
							120,607(6)	3,618,210
Miro I. Bergman	26,000		17.66	5/8/2012			25,837(1)	775,110
	12,000		5.90	11/22/2012	14,000(4)	420,000
	9,600	2,400(7)	10.79	9/24/2013
	13,350	8,900(3)	22.00	6/9/2014

(1)	Awards vest based on each year’s cumulative growth in Adjusted EPS, as compared to 2005, less shares vested in prior years such that all shares will vest when we have achieved 100% growth in Adjusted EPS as compared to 2005.

(2)	Award vests on August 16, 2010 with the number of shares vested determined based on cumulative growth in Adjusted EPS as compared to 2005 for each year in the period from 2006 through 2009, to a maximum of 100,000 shares when Euronet has achieved 100% growth in Cash EPS as compared to 2005. Vesting is also contingent upon Mr. Brown’s continued employment on the four-year anniversary of the grant date (i.e., August 16, 2010). If Adjusted EPS growth is negative, no shares will be granted for that measurement year and there will be no reversal of granting of already-granted shares, therefore, the 7,728 shares earned based on 2006 performance are contingent on continued employment only. The awards were approved at the June 6, 2006 meeting of the Committee, however, the grant was made contingent upon, and to be effective shortly after, the filing of the registration statement on Form S-8 registering the awarded shares with the U.S. Securities and Exchange Commission, which occurred on August 10, 2006.

(3)	Remaining unvested options will vest 50% on each of June 9, 2008 and 2009.

(4)	Award vests 40% on the second anniversary and 20% for each of the third through fifth anniversaries, of December 11, 2006.

(5)	Remaining unvested options will vest on May 8, 2008.

(6)	See footnotes to table under “Grants of Plan-Based Awards in Last Fiscal Year” for a description of the vesting schedule for these awards.

(7)	Remaining unvested options will vest on September 24, 2008.

Option Exercises and Restricted Stock Vested for 2007

The following table sets forth certain information concerning options exercised and restricted stock vested for the Named Executive Officers during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)	($)

Michael J. Brown
Rick L. Weller
Kevin J. Caponecchi
Juan C. Bianchi
Miro I. Bergman	14,000	$154,736

(1)	Market value of underlying securities on the date of exercise, minus the exercise price.

Employment Agreements

Messrs. Brown, Weller, Caponecchi, Bianchi and Bergman are Named Executive Officers of Euronet. Messrs Brown, Weller, Caponecchi, Bergman and Bianchi have employment agreements that have substantially the same terms, except in respect to the levels of compensation, and as otherwise discussed below or under “Compensation Tables” above. The agreements with Messrs. Brown and Weller were entered into in October 2003 and were amended and restated in April 2008, principally to bring them into conformity with the provisions of the Jobs Creation Act of 2004. The agreements with Mr. Caponecchi and Mr. Bianchi were entered into during 2007 in connection with their hiring. Mr. Bianchi’s agreement was also amended in April 2008. The employment agreement with Mr. Bergman was entered into in October 2003 and was not amended in April 2008 because of Mr. Bergman’s announced resignation as an executive vice president.

The employment agreements have indefinite terms and provide that they may be terminated by the executives at any time upon 60 days’ notice for Messrs. Brown, Weller, Caponecchi and Bergman and 30 days’ notice for Mr. Bianchi. The agreements may be terminated by Euronet with or without “cause;” provided that, in the case of termination due to “cause,” Euronet provides the executive with 14 days’ notice. The agreements define “cause” to mean: (i) conviction of the executive of, or the entry of a plea of guilty or nolo contendere by the executive to, any felony or, except for Mr. Caponecchi, any misdemeanor involving moral turpitude; (ii) fraud, misappropriation or embezzlement by the executive; (iii) willful failure or gross misconduct in the performance of the executive’s assigned duties; (iv) willful failure by the executive to follow reasonable instructions of any officer to whom the executive reports or the Board of Directors; and (v) the executive’s gross negligence in the performance of his assigned duties, provided that, in the case of Mr. Caponecchi, Mr. Caponecchi is provided with 90 days’ notice of such gross negligence and a reasonable opportunity to cure within that period. In each case, the employment agreements provide that, in a three-year period following a “change in control,” termination for “cause” is limited to only mean an act of dishonesty by an executive constituting a felony that was intended to or resulted in gain or personal enrichment of the executive at Euronet’s expense. Euronet’s termination of an executive’s employment for cause does not result in separation payments, separation benefits or accelerated or extended vesting of unvested stock option, restricted stock or restricted stock unit awards.

If Euronet terminates an executive absent cause and prior to a “change in control,” as discussed below, the employment agreements provide that the executive will be entitled to certain severance benefits for a period of 24 months, including the payment of the executive’s then current base salary, the continuation of the vesting and rights to exercise any then outstanding equity-based awards and the maintenance of certain employee benefits. Mr. Caponecchi is entitled to additional benefits under his employment agreement as discussed below.

In general, voluntary termination by Messrs. Brown, Weller, Caponecchi or Bergman does not result in separation payments, separation benefits or accelerated or extended vesting of unvested stock options or restricted stock, except under certain circumstances constituting constructive termination. These circumstances include certain changes in conditions of the executives’ employment, such as a significant diminution in responsibilities or salary or a forced relocation. In such circumstances, these executives are entitled to the same severance benefits as if they were terminated by Euronet absent cause, prior to a “change of control.” In addition, voluntary termination by Mr. Bianchi prior to a “change in control” generally entitles Mr. Bianchi to the same severance benefits as a termination for cause.

The following table summarizes the severance benefits due Messrs. Brown, Weller, Caponecchi and Bergman upon their termination by Euronet without cause, or their voluntary termination due to their constructive termination, and, in the case of Mr. Bianchi, the severance benefits due upon his termination without cause by Euronet or upon his voluntary termination for any reason:

			Unvested
Name	Base Salary		Equity Comp(1)		Benefits	Total

Michael J. Brown	$1,000,000		$712,789		$14,400	$1,727,189
Rick L. Weller	650,000		618,853		14,400	1,283,253
Kevin J. Caponecchi	893,750	(2)	1,572,266	(3)	14,400	2,480,416
Juan C. Bianchi	600,000		3,618,222	(4)	14,400	4,232,622
Miro I. Bergman	500,000		446,168		14,400	960,568

(1)	Represents value of unvested awards at December 31, 2007 that would become vested upon a termination without cause or constructive termination. For the purpose of this table, we have assumed an annual increase in Adjusted EPS of 12%, which represents management’s estimate of average annual long-term equity returns, for performance-based restricted stock awards that vest based on the percentage growth in Adjusted EPS.

(2)	In the event of Mr. Caponecchi’s termination without cause or constructive termination without cause, the agreement provides for a payment of a severance payment equal to the greater of: i) 36 months of the current base salary, less the amount of base salary received by Mr. Caponecchi since beginning employment; or ii) 24 months’ of the current base salary. As of December 31, 2007, Mr. Caponecchi would have been entitled to a severance payment equivalent to 30 months of his current base salary.

(3)	In the event of Mr. Caponecchi’s termination without cause or constructive termination without cause, the agreement provides that all unvested equity incentive awards shall vest immediately and, if the termination occurs prior to the third anniversary of his date of employment, Mr. Caponecchi is entitled to a grant of promised stock options having a value of $600,000 for financial reporting purposes and restricted stock having a value of $400,000 for each of 2008 and 2009, that shall vest immediately. The stock options will be exercisable for a period of two years.

(4)	For the purpose of this table, we have assumed that the growth in EBITDA for the RIA subsidiary will be sufficient for the vesting of performance-based restricted stock during the 24 month period following termination, in accordance with the agreement.

In the event of a “change of control,” all equity incentive awards outstanding held by the Named Executive Officers will become immediately vested and the term of the employment agreements become fixed at three years from the date of the change of control and they may be terminated without cause only upon payment to the executive of a lump sum within five days of the termination equal to the full amount of base salary that would have been payable during the remaining term of the agreement (or for two years, if the remaining term is less than two years), discounted at a rate of 7.5% per annum. These provisions also apply if the executive resigns for “good reason” following a “change of control.” In addition, the executive’s equity incentive awards will continue to vest through the later of three years from the “change of control” date or two years from the date of termination, if the executive is terminated without cause or resigns for “good reason” following a “change of control.” “Good reason” includes certain changes in conditions of employment, as a result of which the executive can be considered to have been constructively terminated, including a significant diminution in responsibilities or salary or a forced relocation. In general, the employment agreements provide that “change of control” includes: (i) completion of any merger, consolidation or sale of substantially all of our assets and such merger results in our Stockholders immediately prior to the merger holding less than 50% of the surviving entity; (ii) replacement of over 25% of our Directors without the approval of at least 75% of the Directors in office as of the effective date of the employment agreement or of Directors so approved or, in the case of Mr. Caponecchi, replacement of more than a majority of the Directors without the approval of at least a majority of the Directors; or (iii) the acquisition by any person or group of persons of 40% or more of the voting rights of our outstanding voting securities. At current compensation levels, if the remaining term of the agreement was three years and assuming the amounts due under the change of control provisions outlined above would be paid in a lump sum, the following table summarizes amounts that would accrue to our executive officers:

		Unvested
Name	Base Salary	Equity Comp(1)		Benefits	Total

Michael J. Brown	$1,339,496	$4,492,080		$21,600	$5,853,176
Rick L. Weller	870,673	1,546,960		21,600	2,439,233
Kevin J. Caponecchi	957,740	1,572,266	(2)	21,600	2,551,606
Juan C. Bianchi	803,698	6,719,550		21,600	7,544,848
Miro I. Bergman	669,748	1,312,414		21,600	2,003,762

(1)	Represents value of unvested awards at December 31, 2007 that would become vested upon termination without cause or resignation for good reason in connection with a change of control.

(2)	In the event of Mr. Caponecchi’s termination due to a “change of control” prior to the third anniversary of his date of employment, Mr. Caponecchi is also entitled to a grant of promised stock options having a value of $600,000 for financial reporting purposes and restricted stock having a value of $400,000 for each of 2008 and 2009 to the extent not already granted. In addition, Mr. Caponecchi is entitled to an amount equal to the taxable income he would recognize if, at the time of his termination, all of his then outstanding unvested equity-based awards, including the 2008 and 2009 grants, were exercised or vested. In each case, the fair market value of the underlying Common Stock being the fair market value of the Common Stock as of the termination date.

Additionally, the employment agreements entitle the executives to certain rights to income and excise tax gross-up amounts in the event Section 4999 of the Internal Revenue Code (the “Code”), or any similar tax law, applies to the change in control payments. If an executive is entitled to such tax gross-up payments, the gross-up payments will be made either to the executive or directly to the Internal Revenue Service. The gross-up amounts are subject to additional conditions and limitations and exclude excise taxes or other penalties under Section 409A of the Code. The Committee has considered the above “change of control” provisions, the “change of control” provisions of the Peer Group, and determined that the provisions offered to executives by Euronet are reasonable and appropriate.

In the event of the death of an executive officer, with the exception of Mr. Caponecchi who is discussed below, the provisions of our stock compensation plans stipulate that all unvested equity incentive awards outstanding shall vest immediately. As of December 31, 2007, the value of unvested equity incentive awards outstanding that would vest in the event of death was $4,492,080 for Mr. Brown, $1,546,960 for Mr. Weller, $6,719,550 for Mr. Bianchi and $1,312,414 for Mr. Bergman.

In the event of disability of an executive officer, with the exception of Mr. Caponecchi who is discussed below, the employment agreements with Messrs. Brown, Weller, Bianchi and Bergman provide for the payment of a lump-sum disability benefit equal to 12 months’ of the current base salary, which represents $500,000 for Mr. Brown, $325,000 for Mr. Weller, $300,000 for Mr. Bianchi and $250,000 for Mr. Bergman. In addition, the provisions of our stock compensation plans stipulate that all restricted stock awards outstanding shall vest immediately. As of December 31, 2007, the value of restricted stock outstanding that would vest in the event of disability was $4,384,080 for Mr. Brown, $1,280,460 for Mr. Weller, $6,719,550 for Mr. Bianchi and $1,195,110 for Mr. Bergman. The employment agreements with Messrs. Brown, Weller, Bianchi and Bergman also provide that any outstanding equity-based awards will continue to vest and the executives’ right to exercise any such awards will continue for a period of 12 months after termination due to disability.

In the event of death or disability of Mr. Caponecchi, his employment agreement provides for a payment of a lump sum benefit equal to the greater of: (i) 36 months of the current base salary, less the amount of base salary received by Mr. Caponecchi since beginning employment; or (ii) 24 months of the current base salary. As of December 31, 2007, this benefit payment would have represented 30 months of the current base salary totaling $893,750. Mr. Caponecchi’s employment agreement also stipulates that all unvested equity incentive awards shall vest immediately and, if the death or disability occurs prior to the third anniversary of his date of employment, Mr. Caponecchi is entitled to a grant of promised stock options having a value of $600,000 for financial reporting purposes and restricted stock units having a value of $400,000 for each of 2008 and 2009, to the extent not already granted, that shall vest immediately. As of December 31, 2007, the value of stock options and restricted stock units that would vest in the event of Mr. Caponecchi’s death or disability, including the promised stock option and restricted stock unit awards, was $1,572,266. The stock options will remain exercisable pursuant to their terms after the death or disability of Mr. Caponecchi.

Executive officers must not disclose confidential information during the term of the employment agreements and following termination. Each of the agreements includes a restriction on the ability of the executive to compete with Euronet or solicit our employees during the severance period following termination. Any severance payments are conditioned on the executive officer complying with these restrictions.

Tax Treatment

The Internal Revenue Code limits the allowable tax deduction we may take for compensation paid to executive officers required to be named in the Summary Compensation Table. The limit is $1.0 million per executive per year, although compensation payable solely based on performance goals is excluded from the limitation. All compensation of executive officers for 2007 is fully tax deductible. Generally, the Committee intends that the annual incentive bonus, stock options and performance awards qualify as performance-based compensation so that these awards may qualify for the exclusion from the $1.0 million limit. However, certain performance-based compensation awards made to Mr. Caponecchi will not be eligible for the performance-based compensation exemption in light of the Internal Revenue Service’s recent guidance relating to waivers of performance goals in connection with involuntary terminations of employment.

DIRECTOR COMPENSATION

Non-management Directors are compensated through a combination of cash and equity, which we believe best aligns the interest of Board members with Stockholders. Beginning in 2005, we have granted restricted stock awards that vest over a period of three years, which is the same duration as the terms for which the Directors are elected. The restricted stock awards provide that in the event of a change in control of Euronet the restricted stock vests and is immediately distributable to non-management Directors. Beginning in 2008, stock awards granted to the Directors as compensation will be vested immediately on the grant date.

We believe that the compensation paid to non-management Directors in 2007 was appropriate and was properly weighted between cash and equity. The amount of compensation for non-management Directors that is recognized for financial reporting purposes under SFAS No. 123R is expected to increase for 2008 because of the change to the vesting requirements for stock awards discussed above. During 2007, in addition to reimbursement of out-of-pocket expenses, each non-management Director was compensated as summarized in the table below:

Director Compensation for 2007

	Fees Earned		Stock
	or Paid		Awards	All Other
Name	in Cash		(2)(3)	Compensation	Total

M. Jeannine Strandjord	$33,000	(1)	$82,777		$115,777
Thomas A. McDonnell	30,000		84,436		114,436
Andrew B. Schmitt	30,000		82,777		112,777
Dr. Andrzej Olechowski	30,000		84,436		114,436
Eriberto R. Scocimara	30,000		82,777		112,777
Dan Henry	15,000		19,056	$95,000(4)	129,056

(1)	As a result of the additional duties and responsibilities involved in being the Chairman of the Audit Committee, Ms. Strandjord received an additional amount of $3,000.

(2)	Beginning in 2005, we have granted each non-management director 3,500 shares of restricted Common Stock for each year of service as a director. The grant is generally to be made as of the date of each Annual Meeting with vesting to occur one-third per year on each anniversary of the Annual Meeting with respect to which the grant is made. For 2007, the value per share at the grant date was $28.00 per share, for a total grant date fair value of $98,000 for each non-management director. Expense for restricted stock is computed in accordance with the provisions of SFAS No. 123R and represents the grant date fair value determined by utilizing the closing stock price for Euronet Common Stock at the date of grant recognized ratably over the requisite service period.

(3)	As of December 31, 2007, each non-management director held the following restricted stock and stock options:

			Number of
	Number of		Unvested
	Exercisable		Restricted
Name	Options		Shares

M. Jeannine Strandjord	40,000		7,001
Thomas A. McDonnell	43,000		7,001
Andrew B. Schmitt	20,000		7,001
Dr. Andrzej Olechowski	22,000		7,001
Eriberto R. Scocimara	—		7,001
Dan Henry	33,500	*	3,500

* Exercisable options were earned as an employee of Euronet.

(4)	Represents salary paid to Mr. Henry under his Transition Services Agreement with Euronet. Under this agreement, Mr. Henry was compensated as an employee of Euronet until June 30, 2007.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis presented above with management, and, based on that review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Thomas A. McDonnell, Chair
Eriberto R. Scocimara
M. Jeannine Strandjord
Andrew B. Schmitt
Dr. Andrzej Olechowski

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the preceding section. During the most recent fiscal year, no Euronet executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee.

RELATED PARTY TRANSACTIONS

In January 2007, we entered into a Reimbursement Agreement with Birardi Investments, LLC (“Birardi”), a company that is jointly owned by our CEO and Chairman of the Board of Directors, Mr. Brown, and our former COO and former Director, Dan Henry. The Reimbursement Agreement provided that Birardi would make a Sabreliner aircraft available to Euronet for transportation of executives, in consideration of reimbursement of certain defined expenses of Birardi’s, within a limit of $3,200 per hour of usage. There are no minimum usage requirements. The Compensation Committee examined the compensation to be paid under the Reimbursement Agreement in comparison to aircraft leasing arrangements available in the market and determined that the terms of the agreement were fair to Euronet. The total amount paid to Birardi under the Reimbursement Agreement during the year 2007 was $167,787.

There were no other material related party transactions during 2007. On February 26, 2008, the Audit Committee of the Board of Directors approved an amendment to our Code of Conduct to provide that no related party transaction that would require disclosure under the US securities laws would be consummated or continue unless the transaction is approved or ratified by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The Code of Conduct is available at http://www.euronetworldwide.com/investors/index.asp on the Company’s website under the Corporate Governance menu.

AUDIT MATTERS

Report of the Audit Committee

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal year 2007 with Euronet’s management and has also discussed with our independent registered public accounting firm the quality of the accounting principles, the reasonableness of judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

The Audit Committee has received from our independent registered public accounting firm written disclosures and a letter concerning their independence from Euronet, as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” These disclosures have been reviewed by the Audit Committee and discussed with our independent registered public accounting firm. The Audit Committee has considered whether audit-related and non-audit related services provided by our independent registered public accounting firm to Euronet are compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the U.S. Securities and Exchange Commission.

Audit Committee

M. Jeannine Strandjord, Chair
Thomas A. McDonnell
Andrew B. Schmitt
Eriberto R. Scocimara

Fees Paid To KPMG LLP

KPMG LLP served as Euronet’s independent registered public accounting firm as of and for the year ended December 31, 2007. As such, KPMG LLP performed professional services in connection with the audit of the consolidated financial statements of Euronet and the review of reports filed with the SEC, and performed an audit of the effectiveness as of December 31, 2007 of our internal control over financial reporting.

Audit Fees.  Audit fees for financial statement audits were $1,802,807 during 2007 and $1,146,470 during 2006. Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States) and Generally Accepted Auditing Standards, including the recurring audit of Euronet’s consolidated financial statements and fees related to the audit of the effectiveness of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with statutory filings or procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees.  Audit-related fees were $47,329 during 2007 and $7,292 during 2006. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of new SEC guidance, audit services not required by statute or regulation, audits of pension and other employee benefit plans and the review of information systems and general internal controls unrelated to the audit of the financial statements or the audit of the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

Tax Fees.  Tax fees were $95,988 during 2007 and $98,253 during 2006. This category includes fees associated with tax audits, tax compliance, tax consulting, domestic and international tax planning, tax planning on mergers and acquisitions, restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees.  Other fees were $1,200 during 2007. There were no fees paid to KPMG LLP during 2006 other than those described above.

The Audit Committee has concluded that the provision by KPMG LLP of the services described under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above is compatible with maintaining the independence of KPMG.

The Audit Committee has adopted policies that prohibit Euronet from engaging our independent registered public accounting firm to perform any service that the independent registered public accounting firm is prohibited by the securities laws from providing. Such procedures require the Audit Committee to pre-approve or reject any audit or non-audit services. The Chairperson, with the assistance of Euronet’s Chief Financial Officer, presents and describes at regularly scheduled Audit Committee meetings all services that are subject to pre-approval. The Audit Committee regularly examines whether the fees for auditor services exceed estimates.

The Audit Committee pre-approved all services that KPMG LLP rendered to Euronet for 2007.

OTHER MATTERS

The Board knows of no other business which may come before the Annual Meeting. If, however, any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors and any person or entity who owns more than ten percent of a registered class of our Common Stock or other equity securities to file with the SEC certain reports of ownership and changes in ownership of our securities. We prepare Section 16(a) forms on behalf of our executive officers and Directors based on the information provided by them. Based solely on a review of copies of reports available to us, during 2007, our Directors, executive officers and beneficial owners of greater than 10% of our Common Stock complied with all applicable Section 16(a) filing requirements during the year 2007, except that (i) three form 4s reporting the settlement of shares withheld for payment of taxes in connection with the vesting on May 18, 2007 of restricted shares to our Directors Mr. Schmitt, Mr. Scocimara and Ms. Strandjord were filed late on June 5, 2007, and (ii) a form 4 relating to the forfeiture on March 6, 2007 of shares by our former COO, Mr. Henry, in connection with his resignation from Euronet was reported late on June 29, 2007.

Delivery of Voting Materials to Stockholders

Two or more Stockholders of record sharing the same address will each receive a complete set of the proxy voting materials (Annual Report, Annual Report on Form 10-K, Proxy Card, and Proxy Statement). Services that deliver our proxy voting materials to Stockholders that hold our stock through a bank, broker or other beneficial holder of record may deliver to multiple Stockholders sharing the same address only one set of our Annual Report, Annual Report on Form 10-K, and Proxy Statement, but separate proxy cards for each Stockholder. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report, Annual Report on Form 10-K, and/or Proxy Statement to any Stockholder at a shared address to which a single copy was delivered. Stockholders may notify us of their requests by writing to the Secretary of Euronet, 4601 College Boulevard, Suite 300, Leawood, Kansas 66211 or by calling (913) 327-4200.

Stockholder Proposals for the 2009 Annual Meeting

Stockholder Proposals

Proposals of Stockholders intended to be presented at the 2009 Annual Meeting must be received by the Secretary of Euronet at 4601 College Boulevard, Suite 300, Leawood, Kansas 66211 by December 15, 2008 for inclusion in Euronet’s proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, Euronet will determine whether or not to include such proposal in the proxy statement and proxy in accordance with SEC regulations governing the solicitation of proxies.

Stockholder Nominees

In order for a Stockholder to propose a candidate for Director, notice of the nomination must be received by the Secretary of Euronet by January 14, 2009. To be considered, the proposal must include the following information: (a) as to each nominee whom the Stockholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of our Common Stock that are beneficially owned by the nominee, and (iv) any other information concerning the nominee that would be required, under the rules of the SEC, in a proxy statement soliciting proxies for the election of such nominee; (b) as to the Stockholder giving the notice, (i) the name and address of the Stockholder and the beneficial owner on whose behalf the nomination is made, and (ii) the class and number of shares of our Common Stock that are owned of record by the Stockholder and the name and address of any beneficial owner of such shares; and (c) the signed consent of the nominee to serve as a Director if elected.

Other Matters

In order for a Stockholder to bring other business before the 2009 Annual Meeting that is not to be included in our proxy statement, notice must be received by Euronet by January 14, 2009. Any notice received after that date will be considered untimely. Such notice must include:

•	the name and address of such Stockholder, as they appear on Euronet’s stock transfer books, and the beneficial owner on whose behalf the proposal is made;

•	the class and number of shares of stock of Euronet owned beneficially and of record by such Stockholder and such beneficial owner;

•	a brief description of the business desired to be brought before the 2009 Annual Meeting and the reasons for conducting such business at the 2009 Annual Meeting; and

•	any material interest of such Stockholder and the beneficial owner, if any, of the shares in such business.

In each of the three cases listed above under “Stockholder Proposals,” “Stockholder Nominees,” and “Other Matters,” the notice must be given to the Secretary of Euronet, whose address is 4601 College Boulevard, Suite 300, Leawood, Kansas 66211. Any Stockholder desiring a copy of Euronet’s Bylaws will be furnished one without charge upon written request to the Secretary. A copy of our Amended and Restated Bylaws was filed as an exhibit to our Form 8-K filed with the SEC on February 29, 2008 and is available on the SEC’s website (www.sec.gov).

By Order of the Board,

Jeffrey B. Newman
Executive Vice President,
General Counsel and Secretary

April 14, 2008

000004
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 p.m., Central Time, on May 19, 2008.

Vote by Internet
•	Log on to the Internet and go to
www.envisionreports.com/EEFT

•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	123456	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2.

1.	Election of Directors:

	For	Withhold		For	Withhold	+
01 - Dr. Andrzej Olechowski	☐	☐	02 - Eriberto R. Scocimara	☐	☐
(Class II)			(Class II)

		For	Against	Abstain

2.	To ratify the appointment of KPMG as independent auditors of the Company for the year ending December 31, 2008.	☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

■	+

<STOCK#> 00VROB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Euronet Worldwide, Inc.

FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EURONET WORLDWIDE, INC. The undersigned holder of shares of Common Stock of the Company hereby appoints Michael J. Brown, Chairman of the Board and Chief Executive Officer, or failing him, Jeffrey B. Newman, Executive Vice President and General Counsel, as proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the annual meeting of stockholders of the Company to be held on Tuesday, May 20, 2008 at 2:00 p.m. (Central time), at Wyndham Garden Hotel, 7000 W. 108th, Overland Park, Kansas 66211, USA, and at any adjournments thereof (the “Meeting”), and hereby revokes any proxy previously given by the undersigned. If the proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed to the Company.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)